Exhibit 99.1
ARBOR REALTY TRUST, INC.
AMENDMENT NO. 1 TO THE BYLAWS
     The Bylaws of the Corporation are hereby amended by deleting Section 2 of Article III of the Bylaws in its entirety and inserting the following in lieu thereof:
“Section 2. NUMBER, TENURE AND QUALIFICATIONS. At any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than the minimum number required by the Maryland General Corporation Law, nor more than 12, and further provided that the tenure of office of a director shall not be affected by any decrease in the number of directors.”